                                                                    EXHIBIT 10.1

   NOTE: CERTAIN CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND
         FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                     RELAXIN

              DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

         This DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT ("Agreement"), effective as of April 23, 1998 ("Effective Date") is made by and between Suntory Limited, a corporation of Japan having its principal place of business at 1-40, Dojimahama 2-chome, Kita-ku, Osaka 530, Japan ("Suntory") and Connetics Corporation (formerly known as Connective Therapeutics, Inc.), a corporation of the State of Delaware, U.S.A., having its principal place of business at 3400 West Bayshore Road, Palo Alto, California, U.S.A. ("Connetics") (each, respectively, a "Party" and collectively, the "Parties").

                                   BACKGROUND

         A. Connetics possesses certain technology and intellectual property rights pertaining to Relaxin as defined below.

         B. Connetics and Suntory desire to collaborate to develop and commercialize Relaxin Products as defined herein for use in treatment of scleroderma in the Japanese market.

         THEREFORE, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          1.1 "Additional Relaxin Patents" means any and all patents which Connetics and/or its Affiliates acquires ownership of and the right to license to Suntory during the Term (as defined in Section 8.1), including but not limited to any substitutions, extensions, reissues, renewals, divisions, continuations, or continuations-in-part of the Relaxin Patents relating to the Relaxin Materials and/or the Product, provided that such patents would be infringed by the unlicensed manufacture, use or sale of the Product in the Field in the Territory; Connetics shall promptly notify Suntory of the details of such Additional Relaxin Patents.

         1.2 "Affiliate" means an entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that such entity shall be deemed an Affiliate only so long as such control continues.

         1.3 "Best Efforts" mean the good faith deployment by Suntory or Connetics, in light of prevailing circumstances and taking into account Third Party obligations and commitments, of sufficient of its resources, capital equipment, material and labor as might reasonably be expected to achieve in the shortest practical time, the benefits which are anticipated to accrue to Suntory and Connetics from the commercial exploitation of the Product, and if the Best Efforts are to be directed to a specific goal, then that goal.

         1.4 "Core Relaxin Patents" means patents and patent applications that are (i) the certain Relaxin Patents specified in Exhibit B-2 and (ii) such Additional Relaxin Patents and/or intellectual property rights arising after the Effective Date under the Third Party Licenses as may be designated by Suntory within thirty (30) days of Connetics notice to Suntory of the details of such patents and patent applications, which notice shall be promptly given to Suntory upon application or registration in the Territory during the Term of this Agreement.

         1.5 "Dollars" or "$" means the lawful currency of the United States.

         1.6 "Field" means the treatment of scleroderma.

         1.7 "Gross Sales" means all amounts invoiced and/or received by Suntory and/or an Affiliate or assignee of Suntory or a distributor appointed by Suntory ("Seller") for sales of Product in the Territory to a Third Party.

         1.8 "IND" means an Investigational New Drug application filed with the U.S. Food and Drug Administration ("FDA") and such comparable application in Japan.

         1.9 "Licensed IP" means the Core Relaxin Patents, Relaxin Information and Third Party Licenses.

         1.10 "Net Sales" means Gross Sales less: (i) price reductions or discounts, including cash discounts, or rebates, actually granted, (ii) credits or allowances actually granted upon claims, rejections or returns of Product, including recalls, regardless of the Party requesting such, (iii) the actual cost of packaging, freight and insurance that has been included in the Gross Sales amounts invoiced, and (iv) any tax imposed or other governmental charge (other than an income or withholding tax) charged or levied on the sale, transportation, or delivery of a Product and borne by Suntory on such sales in the Territory. [It is estimated that Net Sales will be approximately [1] percent ([1]%) of the NHI Price.]

         1.11 "NDA" means any one of: a New Drug Application, or (as long as equivalent under the U.S. Food, Drugs and Cosmetics Act to a New Drug Application for purposes of securing regulatory approval for commercial sale of the Product in the United States) a Biologics License Application or a Product License Application filed with the FDA or any such comparable application in Japan.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

         1.12 "NHI" means the National Health Insurance in Japan.

         1.13 "NHI Price" means the price approved for NHI reimbursement for the Product in the Territory.

         1.14 "Product" means a commercial pharmaceutical product containing Relaxin for use in the Field in a finished form that is supplied to Suntory by Connetics pursuant to this Agreement for sale in the Territory.

         1.15 "Relaxin" means recombinant human relaxin (H2), also known by Connetics' proprietary trade name ConXn(R), having the structure and Specifications as identified in Exhibit A hereto.

          1.16 "Relaxin Information" means the trade secrets and know-how relating to Relaxin, Relaxin Materials and the Product in the Field, including but not limited to pre-clinical, clinical and regulatory information as may be required by Suntory for the purposes of this Agreement that: (i) is owned by Connetics and/or its Affiliates as of the Effective Date or comes into the ownership of Connetics and/or its Affiliates during the Term, or (ii) to the extent existing as of the Effective Date of this Agreement and owned by a Third Party, which Connetics and/or its Affiliates has a right under the Third Party Licenses in effect as of the Effective Date to license to Suntory and its Affiliates hereunder.

         1.17 "Relaxin Materials" means bulk Relaxin or formulated Relaxin required by Suntory for use in performing pre-clinical studies, clinical trials and/or procuring regulatory approval in the Field in the Territory.

         1.18 "Relaxin Patents" mean the patents and patent applications owned by Connetics and/or its Affiliates or included in the Third Party Licenses which: (i) are in existence as of the Effective Date; (ii) would be infringed by the unlicensed manufacture, use or sale of the Product in the Field in the Territory; and (iii) with respect to the Third Party Licenses Connetics and/or its Affiliates has a right to license to Suntory and its Affiliates hereunder. A list of such Relaxin Patents is attached hereto as Exhibit B-1.

         1.19 "Specifications" means the specifications for the Relaxin Materials and the Product as set forth in Exhibit A hereto, or such changes as may subsequently be agreed to in writing signed by the Parties.

         1.20 "Suntory Improvements" means any inventions, discoveries, improvements or enhancements relating to the Licensed IP, including but not limited to pre-clinical and clinical data and information relating to Relaxin, whether patentable or not, made by Suntory during the Term and any and all intellectual property rights therein and thereto; Suntory shall promptly notify Connetics of the details of such Suntory Improvements.

         1.21     "Territory" means Japan.

         1.22 "Third Party Licenses" means any and all licenses to Third Party intellectual property rights covering Relaxin, Relaxin Materials and Product, including but not limited to patents, patent applications, trade secrets, know-how and/or technology, which (i) have been granted to Connetics and/or its Affiliates as of the Effective Date or thereafter during the Term (to the extent included in the Core Relaxin Patents and/or accepted by Suntory as Licensed IP pursuant to Section 2.3); (ii) would be infringed by the unlicensed manufacture, use or sale of the Product in the Field in the Territory; and (iii) to which Connetics and/or its Affiliates has a right to sublicense to Suntory and its Affiliates hereunder. A list of the Third Party Licenses as of the Effective Date is attached hereto as Exhibit C. If Connetics and/or its Affiliates acquire any licenses to Third Party intellectual property rights covering Relaxin, Relaxin Materials and Product in the Field in the Territory (including but not limited to patents, patent applications, trade secrets, know-how and/or technical information) during the Term with the right to sublicense to Suntory and its Affiliates hereunder, Connetics shall promptly offer Suntory a sublicense thereunder.

         1.23 "Third Party(ies)" means any person or entity other than Suntory or Connetics, or an Affiliate of Suntory or Connetics.

         1.24 "Yen" or "(Y)" means the lawful currency of Japan.

                                   ARTICLE II
                                     LICENSE

         2.1 License. Subject to the terms and conditions of this Agreement, during the Term, Connetics grants to Suntory and its Affiliates an exclusive, non-transferable license, without the right to sublicense, under the Licensed IP, solely within the Territory and in the Field, to: (i) use Relaxin Materials for the purpose of conducting pre-clinical studies and clinical trials and procuring regulatory approval for commercial sale of the Product; and (ii) use, distribute, offer for sale and sell the Product; provided that Suntory may appoint a Third Party as its distributor for marketing and sale of the Product in the Territory subject to Connetics' approval which shall not be unreasonably withheld nor delayed.

         2.2 License to Suntory Improvements. Subject to the terms and conditions of this Agreement, Suntory grants to Connetics and its Affiliates an exclusive, non-transferable (except in accordance with Section 9.8), royalty-free license, without the right to sublicense (except as provided herein), to any Suntory Improvements in the Field in all territories of the world excluding the Territory. Connetics may sublicense such license to Suntory Improvements to any Third Party subject to payment to Suntory of royalties agreed by the Parties in advance.

         2.3 Third Party Technology. Suntory acknowledges that the licenses granted to Suntory herein include Third Party Licenses. While Connetics shall be responsible for all payments attributable to this Agreement for Third Party Licenses, Suntory agrees to abide by the terms and conditions of such Third Party Licenses pertinent to Suntory as Connetics' sublicensee (e.g., not including certain financial conditions) and disclosed to Suntory as of the Effective Date. No future Third Party License nor any future amendment(s) to the Third Party Licenses disclosed as of the Effective Date shall affect Suntory's rights under this Agreement unless Suntory is notified thereof and agrees in writing to abide thereby. Suntory shall have no rights under any Third Party intellectual property arising after the Effective Date from a Third Party License in effect as of the Effective Date or entered thereafter, until Suntory agrees to include such rights as Core Relaxin Patents (or otherwise as Licensed IP) under this Agreement, including the payment by Suntory of such additional royalties therefor as may be agreed between the Parties; provided that no increased royalty payment by Suntory shall be required for intellectual property arising after the Effective Date from a Third Party License in effect as of the Effective Date. Connetics also shall abide by the terms and conditions of all provisions of such Third Party Licenses as are pertinent for the maintenance of the Third Party Licenses for Suntory as Connetics' sublicensee.


         2.4 Reservation of Rights. The licenses granted to Suntory under
Section 2.1 do not grant to Suntory, expressly or by implication, the right to make or have made Relaxin Materials or Product, except as specifically provided under Section 4.12 of this Agreement. Notwithstanding the foregoing, no right, title, or interest is granted, whether expressly or by implication to any technology or intellectual property rights owned by either Party, except for the rights and licenses expressly granted hereunder, and each Party hereby reserves all rights not expressly granted hereunder, nor shall anything in this Agreement be deemed to restrict either Party from exploiting any of its rights not expressly granted to the other Party hereunder.

         2.5 Enforcement. As between the Parties, Connetics shall initially have the primary right and discretion regarding enforcement of the Licensed IP against Third Parties who may be infringing or misappropriating such intellectual property rights in the Territory; provided, however, Connetics shall use Best Efforts, at its sole expense, to protect the exclusive license granted to Suntory pursuant to this Agreement, taking into account the costs and benefits of such action, including, without limitation, the costs to be incurred in any such action and the amount and likelihood of the damages that may be awarded in any such action. If Connetics (i) decides not to enforce the Licensed IP, or (ii) does not bring such action within ninety (90) days after notice of Suntory's request to enforce the Licensed IP, then Suntory may do so at its own expense. The Party enforcing shall be entitled to recover all of its costs, expenses and fees incurred in such action from the damages awarded, and any remaining amount shall be equitably divided between the Parties (and any Third Party licensee of Connetics) in relative proportion to their damage by the acts giving rise to such action. The Party not enforcing agrees to cooperate with the Party enforcing the Licensed IP to the extent reasonably requested by and at the expense of the enforcing Party, including, without limitation, being named as a party in such proceeding. The Party not enforcing may choose to be represented in any such action by counsel of its own choice and at its own expense. Upon notice by Suntory to Connetics of any pharmaceutical products (other than the Suntory Product) containing Relaxin in the Field in the Territory during the Term of this Agreement by any Third Party, if (i) Connetics elects not to enforce the Licensed IP or does not bring a lawsuit against such Third party within ninety (90) days, or if the Licensed IP is held invalid or not infringed by a final decision of a court of competent jurisdiction from which no further appeal is or can be taken and (ii) total market share of all pharmaceutical products containing Relaxin sold in the Field in the Territory (other than the Suntory Product) reach twenty percent (20%) or more of the overall market, then the Royalties payable by Suntory pursuant to Section 4.4.2 shall thereafter be reduced by fifty percent (50%) during any such continuing period of non-exclusivity.

         2.6 Third Party Patent Rights.

                  2.6.1 If a notice of infringement is threatened or received or a suit is initiated against either Suntory, its Affiliates, its assignee and/or its distributor, or Connetics and/or its Affiliates with respect to the Relaxin Materials and/or the Product, the Parties will discuss with each other the best way to respond.

                  2.6.2 To the extent that such suit is initiated against Suntory, its Affiliates, its assignee and/or its distributor, and not against Connetics or Connetics' licensor(s) or other licensees, it is agreed that Connetics will give due consideration (including in Connetics discussions with the licensors of the Third Party Licenses as to the best way to respond ) to have Suntory defend against such suit or threatened suit, subject to the advice and consent of Connetics. Connetics shall, upon request of Suntory, give all reasonable assistance to Suntory with respect to the defense of such suit or threatened suit.

                  2.6.3 Provided that such suit or threatened suit is related to the use of the Product in the Field in the Territory (but not due to any combinations of or modifications to the Product, its method of use, administration and/or manufacture or other like acts or any omissions of Suntory, its Affiliates, its assignee and/or its distributor) Suntory may offset any amounts actually paid by Suntory, its Affiliates, its assignee and/or its distributor for any actual claims, losses, damages, liabilities or expenses (including reasonable attorneys fees) caused by or incurred in connection with such suit or threatened suit, in that Suntory may withhold such amounts actually paid from up to fifty percent (50%) of any Royalties payable to Connetics under this Agreement after assumption of such defense or beginning of settlement negotiations by Suntory. Suntory, its Affiliates, its assignee and/or its distributor shall have no authority to settle any suit or threatened suit without the express prior written consent of Connetics, which consent shall not be unreasonably withheld..


                                   ARTICLE III
                   PRODUCT DEVELOPMENT AND REGULATORY APPROVAL

         3.1 Connetics' Responsibilities.

                  3.1.1 Connetics is undertaking Relaxin development activities and shall keep Suntory reasonably informed of its progress. Within fourteen (14) days following the Effective Date Connetics shall provide Suntory with a list identifying all of Connetics' pre-clinical data, clinical data and regulatory information, and thereafter promptly upon Suntory's reasonable request, Connetics shall provide or have any of Connetics' Affiliates or through a Third Party provide such data and information to the extent included in Relaxin Information as may be required by Suntory for the accomplishment of Suntory's responsibilities under this Agreement at such time. At the conclusion by Connetics of its pivotal clinical trial in the U.S. for Relaxin ("Pivotal Clinical Trial"), Connetics shall use its Best Efforts to promptly provide Suntory with a draft report of the data from such Pivotal Clinical Trial, and promptly provide Suntory with the final report of such Pivotal Clinical Trial ("Pivotal Clinical Trial Report"). Connetics shall use its Best Efforts to promptly determine, in its sole discretion, whether to go forward with the filing of an NDA in the U.S., and Connetics shall notify Suntory in writing within seven (7) days of making such decision (the "Go Forward Notice").

                  3.1.2 Connetics shall use its Best Efforts to file an NDA and to obtain regulatory approval for commercialization of the Product in the U.S. If Connetics fails to use its Best Efforts to file an NDA or fails to use its Best Efforts to obtain regulatory approval for commercialization of the Product in the U.S. and ceases Relaxin development, Suntory may elect to proceed with procuring regulatory approval for and commercialization of the Product in the Field in the Territory in accordance with the terms of this Agreement, in which event:

                  (i) Suntory shall be entitled to withhold, from any future payments or Royalties due Connetics under this Agreement, [1] percent ([1]%) of all amounts previously paid by Suntory to Connetics under Sections 3.2 and 3.3 hereof; and

                  (ii) Suntory shall assume all responsibility for manufacturing in accordance with Section 4.12, except that Connetics shall not be entitled to resume manufacture of Relaxin Materials and/or Product for Suntory nor shall Connetics be liable for any of Suntory's investment expenses, or losses attributable thereto in excess of [1] percent ([1]%) of the Royalties due Connetics in any given period hereunder, taking such expenses or losses cumulatively with any other credits or withholding permitted under this Agreement.

         3.2 Suntory's Responsibilities.

                  3.2.1 No later than thirty (30) days following the Go Forward Notice, or within sixty (60) days following Suntory's receipt of the Pivotal Clinical Trial Report, whichever is later, Suntory shall notify Connetics in writing as to whether Suntory elects to proceed with regulatory approval for and commercialization of the Product in the Field in the Territory in accordance with the terms of this Agreement. If Suntory elects not to proceed, this Agreement shall terminate (consistent with the provisions of Section 8.4) upon receipt of Suntory's notice, and in lieu of any and all additional remedies available to Connetics against Suntory under law and equity:

                  (i) Connetics shall be entitled to retain all amounts previously paid or then owed by Suntory to Connetics pursuant to this Agreement, and

                  (ii) if Connetics has decided to go forward with the filing of an NDA in the U.S., and if the Pivotal Clinical Trial Report contains statistically significant data showing efficacy in the primary endpoint (modified Rodnan skin score) and a therapeutic ratio (vs any side-effects) that is acceptable under reasonable standards then-prevailing in the biotechnology industry giving consideration to the Product, the Field and the Territory, Suntory shall immediately pay to Connetics [1] Yen.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                  3.2.2 On the date of Suntory's notice, if Suntory elects to proceed pursuant to Section 3.2.1 (the "Suntory Decision Date") and thereafter during the Term of this Agreement, Suntory shall use its Best Efforts to secure regulatory approval for commercialization of the Product in the Territory, including but not limited to achieving each of following regulatory milestones (each a "Regulatory Milestone") by its corresponding due date ("Due Date") as set forth in the schedule below:


                   Regulatory Milestone                                             Due Date
                   --------------------                                             --------
         [1]                                                No later than [1] months after the Suntory Decision Date

         [1]                                                No later than [1] months after the Suntory Decision Date

         [1]                                                No later than [1] months after the Suntory Decision Date

         [1]                                                No later than [1] months after the Suntory Decision Date



                  3.2.3 In case of any substantial delay in Suntory's achievement of a Regulatory Milestone, the Parties shall discuss the reason therefor (e.g., the necessity of conducting significant additional reproductive toxicology or nine-month chronic toxicity pre-clinical testing prior to IND filing under the applicable rules and regulations in the Territory) and any mutually acceptable remedial steps (e.g., a re-scheduling of such due dates). If such delay is attributable to any cause within Suntory's reasonable control the Parties shall discuss in good faith such remedial steps as may be mutually agreeable; if the Parties cannot so-agree, the dispute shall be submitted for resolution in accordance with Section 9.4 pursuant to which the remedies available shall include termination of the Agreement or conversion of the license granted to Suntory hereunder into a non-exclusive license.

         3.3 Payments. Subject to Section 9.2, Suntory shall pay to Connetics a total of [1] Yen in accordance with the following schedule, payable within thirty (30) days of the applicable Payment Date, except the Up-front payment, which shall be due within ten (10) days of execution of this Agreement (Stage 2 Payment Dates shall not become due prior to the Suntory Decision Date):

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                     Stage 1

                Amount in Millions of Yen                                         Payment Due
                -------------------------                                         -----------
                           [1]                              Up-front payment upon execution of this Agreement

                           [1]                              Development costs advance upon Suntory's receipt of
                                                            Connetics' notice that it has initiated the Pivotal
                                                            Clinical Trial in the U.S.

                           [1]                              On Suntory Decision Date if Suntory elects to proceed
                                                            under Section 3.2.1, payable: [1]% as a success-based
                                                            milestone, and [1]% as a technology transfer fee
                                                            whereupon Suntory may proceed to use Connetics' Pivotal
                                                            Clinical Trial Report

                        Total: [1]



                                     Stage 2

                Amount in Millions of Yen                                         Payment Due
                -------------------------                                         -----------

                           [1]                              [1]

                           [1]                              [1]

                           [1]                              [1]

                           [1]                              [1]

                           [1]                              [1]

                        Total: [1]

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                     Stage 3

                Amount in Millions of Yen                                         Payment Due
                -------------------------                                         -----------

                           [1]                              After the [1] year when annual Net Sales exceed [1]Yen,
                                                            payable with Suntory's Sales Report for the last
                                                            calendar quarter of such year

                           [1]                              After the [1] year when annual Net Sales exceed [1]Yen,
                                                            payable with Suntory's Sales Report for the last
                                                            calendar quarter of such year

                        Total: [1]


                                   ARTICLE IV
                          COMMERCIALIZATION AND SUPPLY

         4.1 Commercialization. After obtaining regulatory approval for the Product in the Field in the Territory, Suntory shall use its Best Efforts to market and sell Product successfully in the Field in the Territory.

         4.2 Product Markings. Product shall be marketed and sold by Suntory in the Territory as Suntory's products under trademarks selected and solely owned by Suntory; provided, however, that each Product marketed and sold by Suntory hereunder shall be marked with: (i) a notice that such Product is manufactured by and sold under license from Connetics Corporation; and (ii) all patent and other intellectual property notices relating to the Licensed IP as directed by Connetics. Other than expressly permitted herein, no right or license is granted to Suntory to use Connetics' name or any trademarks or tradenames of Connetics in advertising, publicity or other promotional activities without the express written approval of Connetics.

         4.3 Supply of Product. Subject to the terms and conditions of this Agreement, commencing from the Go Forward Notice until Suntory receives approval to market the Product in the Territory, Connetics shall use its Best Efforts to manufacture for and supply to Suntory all Suntory's requirements for Relaxin Materials at the transfer price set forth in Section 4.4.1; provided that Suntory shall not transfer the Relaxin Materials to any Third Party at any time except to the extent transfer is required for pre-clinical studies, clinical trials or regulatory approval or filing related to the Product in the Field and Territory. Subject to the terms and conditions of this Agreement, commencing upon Suntory's receipt of approval to market the Product in the Territory until the termination or expiration of this Agreement, Connetics shall use its Best Efforts to manufacture for and supply to Suntory all Suntory's requirements for Product at the transfer price set forth in Section 4.4.2. In the event that Connetics decides that change or modification of the production procedure of the Product is necessary during the Term for any

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

reason, Connetics shall promptly notify Suntory of the need for such change or modification. Connetics may implement such change or modification to the actual production procedure only upon Suntory's prior written consent, which shall not be unreasonably withheld and shall be deemed given unless Connetics is otherwise notified in writing by Suntory within 60 days of Connetics' corresponding notice. Connetics shall have the right to subcontract with a Third Party the manufacture of Relaxin Materials and Product for supply to Suntory. Subject to the terms and conditions of this Agreement, during the Term, Suntory shall purchase all its requirements for Relaxin Materials and Product from Connetics. Upon Suntory's request, during the one (1) year period preceding the expiration of the Term, the Parties agree to negotiate in good faith for an extension of supply by Connetics and purchase of the Product by Suntory.

         4.4 Price and Royalties.

                  4.4.1 Relaxin Materials. Connetics shall supply [1] Suntory's reasonable requirements of Relaxin Materials for Suntory's pre-clinical and clinical obligations under this Agreement. Suntory shall pay to Connetics a Manufacturing Scale-up Reimbursement in the amount of [1]mg (formulated and filled) and [1]mg (bulk).

                  4.4.2 Product. Connetics shall provide Product to Suntory in exchange for Suntory's payment of a Transfer Price for the Product provided and a Royalty on Net Sales of the Product in the Field in the Territory, calculated at the rates set forth in the following table, as determined by the NHI Price for the Product in the Field, provided that Suntory shall enjoy a credit of [1] Yen against the first royalties owed Connetics hereunder unless Connetics has first paid such amount to Suntory at Connetics' sole election.



                   NHI PRICE (Y)/MG               PRODUCT TRANSFER PRICE                 ROYALTY
                   ----------------               ----------------------                 -------

                         [1]                             [1]                             [1]

                         [1]                             [1]                             [1]

                         [1]                             [1]                             [1]

                         [1]                             [1]                             [1]

                         [1]                             [1]                             [1]


If the NHI price for the Product in the Field is less than [1] the Parties shall meet and discuss in good faith such adjustments to the Transfer Price and Royalty as may be commercially warranted under the circumstances at such time. If the Parties cannot agree to any adjustment, then Suntory may elect to proceed at the rates set forth for [1] or to terminate this Agreement pursuant to

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

Section 8.2.3(i). If the amounts payable by Connetics upon Net Sales to a Third Party under any Third Party Licenses are reduced or terminated for any reason during the Term, the Parties shall meet and discuss in good faith any corresponding adjustments to the Royalty as may be warranted taking into account the amount of any such reduction and any change in the value of the then-existing Licensed IP as well as the financial situation of Suntory's business involving the Product. If Connetics' production costs for the Product change during the Term, the Parties shall meet and discuss in good faith any corresponding adjustments to the Transfer Price.

         4.5 Forecasting.

                  4.5.1 Relaxin Materials. No later than the Suntory Decision Date, Suntory shall deliver to Connetics an initial purchase forecast, by quarter, setting forth the quantity and delivery dates of Relaxin Materials required by Suntory for the twelve (12) month period following the delivery of such initial forecast. Thereafter, until Suntory receives approval to market the Product in the Territory, Suntory shall deliver to Connetics, on a semi-annual basis, twelve (12) month forecasts setting forth Suntory's required quantities and delivery dates for Relaxin Materials no later than six (6) months prior to the commencement of the period covered by such forecast.

                  4.5.2 Product. No later than one (1) year before Suntory expects in good faith to receive regulatory approval to market the Product in the Territory, Suntory shall deliver to Connetics an initial forecast setting forth the quantity and delivery dates of Product required by Suntory for Product launch and the twelve (12) month period following the receipt of regulatory approval in the Territory. Suntory shall review the initial Product purchase forecast no later than six (6) months before Suntory expects in good faith to receive the NHI Price for the Product in the Field in the Territory. Thereafter, commencing upon Suntory's receipt of the NHI Price for the Product in the Field in the Territory and until the termination or expiration of this Agreement, Suntory shall deliver to Connetics, on a semi-annual basis, twelve (12) month forecasts setting forth Suntory's required quantities and delivery dates for Product no later than six (6) months prior to the commencement of the period covered by such forecast; the first six (6) months of such forecasts shall constitute Suntory's "Fixed Forecast."

         4.6 Order and Acceptance. During the first two (2) years after Product launch, Suntory shall be required to submit purchase orders on a quarterly basis for Product in quantities no less than [1] percent ([1]%) of the quantities set forth in the Fixed Forecasts submitted by Suntory in accordance with Section 4.5 and Connetics shall be required to supply quantities of Product no more than [1] percent ([1]%) of the quantities in such Fixed Forecast. Thereafter, Suntory shall be required to submit purchase orders on a quarterly basis for Product in quantities no less than [1] percent ([1]%) of the quantities set forth in the Fixed Forecasts submitted by Suntory in accordance with Section 4.5 and Connetics shall be required to supply quantities of Product no more than [1] percent ([1]%) of the quantities in such Fixed Forecasts. No purchase order shall be binding upon Connetics until accepted by Connetics in writing. Once accepted by Connetics, Suntory may cancel or reschedule purchase orders only with prior written approval by Connetics.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

         4.7 Minimums.

                  4.7.1 Sales Forecasts. Suntory's Preliminary Five Year Sales Forecast is attached as Exhibit D. No later than six (6) months before Suntory expects in good faith to receive the NHI Price for the Product in the Field in the Territory, Suntory shall review and revise the Preliminary Five Year Sales Forecast, the first one (1) year as revised constituting Suntory's "Fixed Sales Forecast." Thereafter, such Five Year Sales Forecast shall be reviewed and revised annually by Suntory, no later than six (6) months prior to commencement of each subsequent year, the first one (1) year constituting Suntory's next Fixed Sales Forecast; provided that, in the event of a substantial unforeseeable change of circumstance, such Fixed Sales Forecast may be revised by Suntory.

         4.7.2 Commencing upon the receipt by Suntory of regulatory approval to market the Product in the Territory, Suntory shall be obligated to meet and maintain annual minimum sales equal to at least [1] percent ([1]%) of Suntory's Fixed Sales Forecast for the first [1] years after Product launch in the Field in the Territory (the "Minimums"). If Suntory fails to meet the Minimums for a calendar year, Connetics may, upon thirty (30) days written notice to Suntory, change the license granted to Suntory hereunder into a non-exclusive license, unless prior to the end of such thirty (30) day period, Suntory pays to Connetics an amount equal to the royalty calculated on the Minimums for such year less any actual royalty amount already paid by Suntory to Connetics for such year (the "Royalty Shortfall Payment"). If Suntory fails to meet the Minimums for [1] consecutive calendar years, but Suntory has made the respective Royalty Shortfall Payments to Connetics, then Connetics may change the exclusive license granted to Suntory hereunder into a non-exclusive license upon thirty
(30) days written notice to Suntory. If Suntory elects not to make a Royalty Shortfall Payment to Connetics, then Connetics may terminate this Agreement upon thirty (30) days written notice to Suntory.

         4.8 Invoice and Sales Report.

                  4.8.1 For each shipment of Relaxin Materials or Product ordered by Suntory, Connetics shall submit an invoice, packing list and airway bill to Suntory, a certificate of analysis for each batch thereof confirming its compliance with the Specifications. Invoices shall state:

                           (i) the quantity of Relaxin Material in such shipment and the Manufacturing Scale-up Reimbursement therefor in accordance with
                                    Section 4.4.1; and/or

                           (ii) the quantity of Product in such shipment and the Transfer Price therefor in accordance with Section 4.4.2.

All invoices and other shipping documents shall be sent via first class mail or by fax to Suntory's address for notices hereunder.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                  4.8.2 Suntory shall within [1] days after the last day of each calendar quarter provide Connetics with a written report ("Sales Report") setting forth:

                           (i) the Gross Sales and corresponding Net Sales received therefor in Yen;

                           (ii) a calculation of the aggregate Gross Sales and corresponding Net Sales for the calendar year in which the sales were made;

                           (iii) a calculation of the Royalties payable to Connetics with respect to such sales including the applicable Conversion Rate in accordance with Section 9.2.

         4.9 Delivery. Connetics shall ship Relaxin Materials and/or Product to the address specified in the applicable purchase order for delivery on the scheduled delivery date specified in the applicable purchase order; provided, however, that such scheduled delivery date shall not be less than [1] days from the date of receipt by Connetics of such purchase order. All shipments shall be F.O.B. Connetics' manufacturing facilities, and Suntory shall bear the risk of loss and cost of transportation of the Relaxin Materials and/or Product upon delivery by Connetics to Suntory's carrier for shipping to Suntory. Connetics shall suitably pack the Relaxin Materials and/or Product for shipment to Suntory in such manner as agreed by the Parties prior to the first shipment thereof. All freight and insurance shall be paid by Suntory. Relaxin Materials and Product supplied to Suntory shall be labeled and packaged in accordance with Suntory's instructions; all such labeling and inner packaging materials shall be supplied by Suntory to Connetics at Suntory's expense.

         4.10 Payment and Audit. Suntory shall pay Connetics for all invoiced amounts within thirty (30) days of receipt of Connetics' invoice. Suntory shall pay the Royalties due Connetics for each quarter on the same day as the Sales Report for such quarter is delivered. Upon reasonable notice to Suntory, Connetics shall have the right to have an independent certified public accountant, selected by Connetics and reasonably acceptable to Suntory, audit Suntory's records during normal business hours to verify all records pertaining to the calculation of Suntory's Net Sales and calculation of the transfer price and/or Royalties due Connetics; provided, however, that such audit shall not take place more frequently than [1] and shall not cover records for more than the preceding [1] years. Each Party shall promptly pay or refund to the other Party the amount of any overpayment or underpayment determined in such audit. Any such audit shall be at the expense of the Party requesting the audit unless such audit indicates greater than five percent (5%) error in payment based on the records and/or calculations of the audited Party, in which case such audit shall be at the expense of the audited Party and such payment or refund shall bear interest from the date due at five percent (5%) plus the prime rate established by the U.S. Federal Reserve Bank, or the maximum interest permitted by applicable law, if lesser. Each Party shall preserve and maintain all such records and accounts required for audit for a period of [1] years after the calendar quarter for which the record applies. All

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

information resulting from such audits conducted pursuant to this Section 4.10 shall be kept confidential pursuant to Section 7.2. The results of any such audit shall be disclosed to the auditing Party, provided that the certified public accountants shall not disclose to the auditing Party the business details of the audited Party's records, but shall report only as to whether the amounts charged or royalties paid were correct, or if not, the amount by which the certified public accountant's calculation varies from the audited Party's calculation.

         4.11 Inspection.

                  4.11.1 Suntory shall complete inspection and analysis of analytically representative samples from each shipment of Relaxin Materials and/or Product within thirty (30) days after receipt by Suntory in a bonded warehouse in Japan. If the result of such inspection and analysis indicates that the Relaxin Materials or Product fails to meet Connetics' warranty pursuant to
Section 6.1, Suntory shall immediately give Connetics written notice of such failure including the detailed reasons therefor accompanied by a representative sample from the Relaxin Material or Product believed to be defective. Suntory shall be entitled to withhold payment for such shipment pending resolution of the alleged defect. Connetics shall inspect and analyze such sample for the alleged defect within thirty (30) days of receipt of Suntory's notice and sample, and promptly report the results to Suntory. At its option, Connetics may perform the inspection and analysis itself, through Connetics' supplier or through an independent testing laboratory.

                  (i) If the result of Connetics' inspection and analysis confirms that such sample fails to meet Connetics' warranty, Suntory shall be entitled to such remedy as is provided under Section 6.3 of this Agreement.

                  (ii) If the result of Connetics' inspection and analysis confirms that such sample meets Connetics' warranty pursuant to Section 6.1, the Parties shall use their Best Efforts to discover the reason for reaching inconsistent results, and to resolve the matter. If the Parties are unable to resolve the matter within fifteen (15) days of Connetics' report to Suntory, the sample (or additional samples) of the Relaxin Materials or Product shall be submitted to an independent laboratory mutually agreeable to the Parties, to repeat the inspection and analysis. The determination of the independent laboratory shall be binding on the Parties.

                  4.11.2 Suntory, upon its own discretion and at its own cost and expense, is entitled during ordinary business hours and at dates acceptable to Connetics to inspect or to have inspected (including by representatives of the competent authorities in the Territory) Connetics' or Connetics' Third Party manufacturer's plant and procedures used for manufacture and storage of the Relaxin Materials and/or Product. Connetics undertakes to use its Best Efforts to follow, or have the Third Party Manufacturer follow, any guidelines and official orders resulting from such inspections.

         4.12     Inability to Supply.

                  4.12.1 In the event Connetics fails for any reason, including without limitation, a force majeure event described in Section 9.7, to deliver Relaxin Materials and/or Product to Suntory, Connetics shall immediately inform Suntory of such inability in order to arrive at a mutually acceptable resolution of such inability. In such case, Suntory may provide its assistance, including but not limited to financial or technical support to Connetics, its Affiliates and/or its sub-contractors in order to overcome the cause of such inability. In the event that such inability exceeds a period of one hundred twenty (120) days, then Suntory shall have the right to make or have made all of its requirements of Relaxin Materials and/or Product until Connetics provides Suntory with appropriate evidence that Connetics is capable of manufacturing Suntory's requirements for Relaxin Materials and/or Product pursuant to the terms hereof.

                  4.12.2 If Suntory assumes manufacture of the Relaxin Materials and/or Products pursuant to Section 4.12.1, then:

                  (i) at Suntory's request, Connetics shall provide [1] such technology transfer as is reasonably necessary to facilitate the assumption of manufacturing by or for Suntory, including granting to Suntory a non-exclusive, license solely for such purpose, under such of the Licensed IP as would be infringed by the unlicensed manufacture of Relaxin Materials and/or Product under Connetics' then-current manufacturing process by or for Suntory; and

                  (ii) Connetics shall cooperate with Suntory to attempt to make available such portions of its existing manufacturing capabilities (e.g., fill, finish, labeling and packaging) as are not effected by such inability, and

                  (iii) Suntory shall cooperate with Connetics with regard to supplying, on mutually acceptable conditions [1] such of Connetics' requirements for Relaxin and/or Product as can be reasonably provided during such period.

                  4.12.3 If Connetics provides Suntory with appropriate evidence of Connetics' capability of manufacturing Suntory's requirements for Relaxin Materials and/or Product, Connetics shall resume manufacture of all of Suntory's requirements of Relaxin Materials and/or Product.

                  4.12.4 For Net Sales of Product manufactured by or for Suntory pursuant to Section 4.12.2, Suntory shall pay Connetics the royalty as provided in Section 4.4.2, against which Suntory shall be entitled to a credit equal to the sum of:

                  (i)      [1],

                  (ii)      [1], and

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                  (iii) [1].

Suntory's credit shall apply against royalties owed Connetics under this Agreement commencing upon Suntory's assumption of manufacture, and creditable against up to [1] percent ([1]%) of the Royalties payable for any subsequent quarterly period while Relaxin Materials and/or Product is manufactured by or for Suntory pursuant to Section 4.12.2. Upon Connetics resumption of manufacture pursuant to Section 4.12.3, any remaining credit shall be divided by the number of quarterly periods while Relaxin Materials and/or Product was manufactured by or for Suntory pursuant to Section 4.12.2 and credited equally over the Royalties payable for an equal number of subsequent quarterly periods, after which any remaining credit shall be paid to Suntory within [1] days.

                                    ARTICLE V
                              MEETINGS AND REPORTS

         5.1 Meetings. Unless otherwise mutually agreed upon by the Parties, the Parties shall meet at least once per year. The venue shall alternate between Palo Alto, California, U.S.A. and Tokyo, Japan, or shall be at such other mutually acceptable place, with the first meeting to take place within [1] days of the signing of this Agreement at Palo Alto. The meetings will provide the forum where the Parties discuss and exchange information on development and commercialization of the Product in their respective territories, including the development and commercial plans for the Product in the Territory; provided that Suntory shall have sole discretion in and responsibility for development and commercialization of the Product in the Field in the Territory. Suntory and Connetics shall discuss in good faith the acceptability of Suntory's Product Purchase and Fixed Forecasts from a standpoint of Connetics' manufacturing capacity and consistency/suitability of the Fixed Sales Forecasts as provided under Section 4.7 of this Agreement

         5.2 Reports. Beginning on the [1] anniversary of the Effective Date, and every [1] months thereafter until the launch of the Product in the Field in the Territory, Suntory shall submit to Connetics a progress report covering Suntory's activities related to the development and commercial plans for the Product.

         5.3 Adverse Experience Information. During the Term of this Agreement, each Party shall provide the other Party with any and all data, reports and other information about the safety of the Relaxin Materials and/or the Product (in the case of Suntory originating from the Field in the Territory, and in the case of Connetics originating except from the Field in the Territory), including but not limited to: clinical case records, reports, non-clinical data, abnormal findings suggesting serious adverse drug reactions or serious drug-drug interactions and, in particular, any unusual finding or evidence of serious adverse drug reactions or serious drug-drug interactions, as well as remedial actions therefor. Such information shall be promptly communicated between the Parties in such manner as may be separately agreed upon between the Parties in order to enable the informed Party to timely and completely report to the appropriate regulatory authorities in its territory.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                   ARTICLE VI
                           WARRANTIES AND INDEMNITIES

         6.1 Warranty. Connetics represents and warrants that Relaxin Materials and/or Product supplied by it to Suntory under this Agreement shall conform to the Specifications, and shall be free from defects in material, manufacturing and workmanship for the shelf life of the Relaxin Materials and/or Product as set forth in the Specifications ("Warranty Period").

         6.2 Limitations on Warranty. The warranty furnished in Section 6.1 shall not apply to defects caused by accident or willful damage, abuse, misuse, neglect, improper testing, handling, storage or use after delivery as set forth in Section 4.9 by Connetics of the Relaxin Materials and/or Product in question to Suntory.

         6.3 Effect of Warranty. If, during the Warranty Period, any Relaxin Materials and/or Product fails to conform to the warranty provided in Section 6.1, then Connetics will, at Suntory's option, either replace such Relaxin Materials and/or Product within forty-five (45) days (or as soon as possible employing Connetics' Best Efforts) after Connetic's confirmation that such Relaxin Materials and/or Product are defective or credit Suntory for such Relaxin Materials and/or Product if already paid for by Suntory, provided, that:

                  (i) Connetics is notified promptly in writing (including a reasonable detailed description of the alleged defect) upon discovery of any defect in the Relaxin Materials and/or Product,

                  (ii) such allegedly defective Relaxin Materials and/or Product is returned to Connetics F.O.B. Connetics' manufacturing facilities, and

                  (iii) the Relaxin Materials and/or Product is determined to be defective in accordance with Section 4.1 and such defect(s) are due to causes other than the causes excluded from warranty in Section 6.2;

in which case Connetics shall also reimburse Suntory's transportation costs for return of the defective Relaxin Materials and/or Product and bear all transportation costs for delivery of any replacement as reasonably directed by Suntory (if Suntory opts to receive a credit, such credit shall include Suntory's transportation costs for shipment and return of the defective Relaxin Materials and/or Product and other costs for labeling and inner packaging borne by Suntory pursuant to Section 4.9). The remedy set forth in this Section 6.3 shall be Suntory's exclusive remedy and Connetics' sole liability for breach of the warranty set forth in Section 6.1.

         6.4 Representations and Warranties of Connetics. Connetics hereby represents and warrants to Suntory as follows:

                  (i) Connetics has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of this Agreement have been validly authorized by Connetics.

                  (ii) Connetics has the right to grant to Suntory the rights and licenses under the Licensed IP herein granted.

                  (iii) To the best of Connetics' knowledge, all Relaxin Information disclosed to Suntory shall be free from any substantial errors, omissions or misleading information.

                  (iv) Connetics shall use its Best Efforts to maintain the Licensed IP in the Territory, to the extent Connetics is permitted under the Third Party Licenses.

                  (v) To the best of Connetics' knowledge, there are no pending or threatened legal claims relating to the Relaxin Patents, Relaxin Information and Third Party Licenses hereunder as of the Effective Date, and there is no infringement or threatened infringement of a Third Party's patent rights with respect to any use or sale of Relaxin Materials and/or Product in the Field in the Territory.

                  (vi) The Relaxin Materials and Product supplied to Suntory shall be manufactured according to the applicable current Good Manufacturing Practices ("cGMP").

                  (vii) [1].

         6.5 Representation and Warranty of Suntory. Suntory hereby represents and warrants to Connetics as follows:

                  (i) Suntory has the corporate power and authority to execute and deliver this Agreement and to perform its obligations thereunder, and the execution, delivery and performance of the Agreement have been validly authorized by Suntory.

                  (ii) On or after the Suntory Decision Date, Suntory shall use its Best Efforts to develop and commercialize the Product in the Field in the Territory.

                  (iii) Without in any way diminishing Suntory's right to independently decide whether to proceed under Section 3.2.1, as of the date on which Suntory executes this Agreement, Suntory has the bona fide intent to proceed with the development and commercialization of the Product in the Field in the Territory upon receipt of the Go Forward Notice if Connetics has decided to proceed with the filing of its NDA for Relaxin and the Pivotal Clinical Trial Report meets the criteria set forth in Section 3.2.1(ii).

         6.6 Disclaimer of Warranties. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CONNETICS MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. SOME JURISDICTIONS DO NOT ALLOW LIMITATIONS OR EXCLUSIONS OF CERTAIN IMPLIED WARRANTIES OR CONDITIONS, SO THE ABOVE LIMITATION MAY NOT APPLY TO THE EXTENT SO PROHIBITED.

         6.7 Product Liability Indemnity.

                  6.7.1 Subject to Section 6.8, Connetics shall defend, indemnify and hold harmless Suntory, its Affiliates, its assignee and/or its distributor from any claim, suit or proceeding brought against Suntory by a Third Party arising from any alleged manufacturing defect or nonconformity with the Specifications of any Relaxin Materials and/or Product supplied by Connetics to Suntory, or arising from Connetics' breach of any representation, warranty or obligation hereunder ("Third Party Suit"); provided that Suntory:

                  (i) provides Connetics with prompt notification of any such claim, suit or proceeding;

                  (ii) allows Connetics to control the defense or settlement of such claim, suit or proceeding, provided that Connetics shall not settle any such claim, suit or proceeding which does not provide for a general release of Suntory without the prior written consent of Suntory; and

                  (iii) complies with any good faith request made by Connetics for assistance in such defense, provided that Connetics will reimburse Suntory for any such assistance.

Connetics agrees to pay the costs, expenses and damages arising from any such Third Party Suit and any final judgment entered by a court of law against Suntory, its Affiliates, its assignee and/or its distributor, provided that Connetics shall not be liable for any costs or expenses incurred without its written authorization. Suntory, its Affiliates, its assignee and/or its distributor shall have no authority to settle any claim on behalf of Connetics.

                  6.7.2 So long as reasonably available, Connetics agrees to carry sufficient liability insurance to cover its indemnification obligations under this Agreement. As soon as practicable upon execution of this Agreement, Connetics will provide Suntory with certificate(s) of insurance evidencing this coverage.

         6.8 Qualification to Indemnity. Connetics assumes no liability under
Section 6.7 for: (i) use of the Relaxin Materials and/or Products in an application other than the applications as indicated in the Specifications or product label claims; (ii) modifications to the Relaxin Materials and/or Products unless such modifications were made by Connetics, where liability would not have occurred but for such modifications; or (iii) any liability arising out of or relating to any (a) act or negligence or (b) representation or statement regarding the Relaxin Materials and/or Products which is inconsistent with the Specifications or product label claims by Suntory or an Affiliate, assignee, distributor or representative of Suntory, or (c) Suntory's breach of any representation, warranty or obligation hereunder, against which Suntory shall defend, indemnify and hold harmless Connetics to the same extent and in the same manner as the indemnification by Connetics under Section 6.7.

         6.9 Limitation of Liability. EXCEPT AS PROVIDED FOR PRODUCT LIABILITY INDEMNITY PURSUANT TO SECTION 6.7, IN NO EVENT SHALL CONNETICS' LIABILITY ARISING UNDER THIS AGREEMENT EXCEED THE AMOUNTS PAID TO CONNETICS BY SUNTORY UNDER THIS AGREEMENT. EXCEPT FOR (A) ANY LOSS, LIABILITY, DAMAGE OR OBLIGATION ARISING OUT OF OR RELATING TO THE DISCLOSURE OF CONFIDENTIAL INFORMATION PURSUANT TO ARTICLE VII OR (B) THE PRODUCT LIABILITY INDEMNITY OBLIGATIONS OF CONNETICS SET FORTH IN SECTION 6.7, OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR ANY LOST OPPORTUNITY OR PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF CERTAIN LIABILITIES, SO THE ABOVE LIMITATIONS OR EXCLUSIONS MAY NOT APPLY TO YOU TO THE EXTENT SUCH LIMITATION IS SO PROHIBITED.

                                   ARTICLE VII
                          CONFIDENTIALITY AND PUBLICITY

         7.1 Public Relations And Announcements. The Parties shall agree upon and issue a press release upon the signing of this Agreement. The Parties shall endeavor to provide courtesy copies of any public announcements concerning the relationship created by this Agreement in advance of its publication thereof. No representations shall be made by either Party concerning the other without the prior consent from the other Party.

         7.2 Confidentiality. The Parties acknowledge that by reason of their relationship to each other hereunder, each will have access to certain information and materials concerning the other's business, plans, customers (including, but not limited to, customer lists of both Parties), technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to Third Parties ("Confidential Information"). For the purposes of this Agreement, information shall be deemed Confidential Information if such information, by its nature or due to the context within which it is disclosed, is obviously intended by the disclosing Party to be kept confidential even if not identified as such in writing or with legends or other markings, provided that Relaxin Information shall automatically be treated as Confidential Information. Upon request by either Party, the other Party will advise whether or not it considers any particular information or materials to be Confidential Information. Each Party agrees that it will not use in any way other than expressly authorized or contemplated under this Agreement, nor disclose to any Third Party, any such Confidential Information revealed to it by the other Party (except that Confidential Information may be disclosed, as required for the purposes of this Agreement, to an Affiliate, assignee, distributor, consultant or Third Party contractor or R&D organization under similar written obligations of non-disclosure and non-use), and will take every reasonable precaution to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. If Confidential Information is required to be disclosed in response to a valid order by a court, regulatory authority or other government body of competent jurisdiction, or if otherwise required to be disclosed by law, or if necessary to establish the rights of either Party under this Agreement, the receiving Party shall use commercially reasonable efforts to provide the disclosing Party with advance notice of such required disclosure to give the disclosing Party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. Confidential Information does not include information, technical data or know-how which: (i) is rightfully in the possession of the receiving Party at the time of disclosure as shown by the receiving Party's files and records immediately prior to the time of disclosure;
(ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving Party;
(iii) is independently developed by a Party without the use of any Confidential Information of the other Party; (iv) is obtained from any Third Party who is authorized to disclose such data and information without obligation of confidentiality to the disclosing party, or (v) is approved for release by the disclosing Party.

         7.3 Remedy. If either Party breaches any of its obligations with respect to this Article VII, or if such a breach is likely to occur, the other Party shall be entitled to seek equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

         7.4 Agreement Terms. Subject to Section 7.1 and the exclusions set forth in Section 7.2 (i) to (v), the Parties shall treat the terms and conditions of this Agreement as Confidential Information; provided, however, after written notification to the other Party, each Party may disclose the existence of this Agreement and the material terms and conditions hereof under circumstances that reasonably ensure the confidentiality thereof to: (i) any government or regulatory authorities, including without limitation the United States Security and Exchange Commission pursuant to applicable law (excluding, to the extent legally permitted, disclosure of financial terms in any publicly available versions of information so-disclosed), (ii) its legal representatives and advisors (and prospective investors upon approval by the other Party, which approval shall not be unreasonably withheld), and (iii) to Connetics' licensors (excluding financial terms) to the extent required for compliance with Connetics' obligations under the Third Party Licenses.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 Term.

                  8.1.1 The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of: [1]; or
(ii) [1] ("Term"), unless earlier terminated by either Party in accordance with the terms of this Agreement.

                  8.1.2 [1].

                  8.1.3 If Connetics notifies Suntory of Additional Relaxin Patents, new Relaxin Information or new Third Party License rights ("Additional Rights") and Suntory elects not to include such rights as Licensed IP and for any Additional Relaxin Patents as Core Relaxin Patents, and the inclusion of such Additional Rights would extend the Term as provided in Section 8.1.1, the Parties shall discuss in good faith Suntory's reasons therefor.

         8.2 Termination.

                  8.2.1 In addition to and notwithstanding the termination rights stated elsewhere in this Agreement, failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give the Party in default notice specifying the nature of such default and stating its intent to terminate this Agreement if such default is not cured. This Agreement shall terminate if such default is not cured by the defaulting Party within forty-five (45) days after the receipt of such notice.

                  8.2.2    [1].

                  8.2.3 Voluntary Termination. At any time after the Suntory Decision Date, Suntory shall have the right to terminate this Agreement without compensation by giving thirty (30) days prior written notice to Connetics:

                           (i) if Suntory determines, consistent with biotechnology industry standards in the Territory reasonably applied under similar circumstances, that the Product cannot be reasonably developed or marketed for reasons of safety or clinical efficacy, or that the development or marketing of the Product is not economically viable (e.g., if the NHI Price is less than [1] and the Parties cannot in good faith agree upon a restructuring of the Agreement's payment and Royalty terms as provided in Section 4.4.2);

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                           (ii) if the Product cannot be commercially marketed in the Field in the Territory due to a final written order of an official government agency of competent authority and jurisdiction, after Suntory has used its Best Efforts to secure approval and/or appeal such order; or

                           (iii) if the Relaxin Materials and/or Product are found to infringe the patent rights of a Third Party and an injunction or similar order prohibiting commercial marketing of the Product in the Field in the Territory is entered by a court of competent jurisdiction from which no further appeal is or can be taken, except in the case that Connetics secures and pays for a license, or in the case that Suntory secures and pays for a license thereto as provided under
         Section 2.6.3 under which Suntory's development and marketing of Products would be, in Suntory's sole discretion, economically viable.

         8.3 Termination for Insolvency. Either Party may terminate this Agreement immediately upon delivery of written notice to the other Party (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party's debts, provided, with respect to involuntary proceedings, that such proceedings are not dismissed within [1] days, (ii) upon the other Party's making an assignment for the benefit of creditors, or (iii) upon the other Party's dissolution or ceasing to do business.

         8.4 Effect of Termination. Expiration or termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the Parties of any right or obligation, including but not limited to any payment obligations, accruing prior to or upon such expiration or termination. Upon expiration or termination of this Agreement for any reason, each Party shall immediately return to the other Party or destroy any Confidential Information (except those included in the Licensed IP and Suntory Improvements in case of expiration of the Term of this Agreement) disclosed by the other Party. In the event of termination pursuant to Section 3.2.1 or if Connetics terminates this Agreement under Section 8.2.1, then Suntory shall assign and deliver to Connetics all data and information (including registration dossier) obtained in pursuing regulatory approvals, and assign all regulatory approvals (e.g., to Connetics' designee in the Territory as permitted under the applicable law) for the Product in the Territory received by Suntory, its Affiliates, its assignee and/or its distributor as of such termination date. In the event, pursuant to a provision of this Agreement, that Connetics changes the exclusive license granted to Suntory hereunder into a non-exclusive license, or upon any expiration of this Agreement following Suntory's election not to include Additional Rights as Licensed IP, the inclusion of which would have extended the Term of this Agreement pursuant to Section 8.1.1(ii), then Suntory shall deliver to Connetics copies of all data and information (including registration dossier) obtained in pursuing regulatory approvals, and provide to Connetics (or Connetics' designee in the Territory as permitted under the applicable law) a right of cross-reference or such equivalent grant as permits commercialization under all regulatory approvals for the Product in the Territory received by Suntory, its Affiliates, its assignee and/or its distributor as of such date. Except for the provisions of Sections 4.10, 6.1, 6.2, 6.3, 6.6, 6.7, 6.8, 6.9,
8.1 and 8.4 and

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

Articles I, VII and IX which shall survive such expiration or termination, all other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement. Notwithstanding the foregoing, upon early termination of this Agreement, Suntory shall have the right to sell all remaining Product in its inventory within [1] months after the date of termination, subject to the payment to Connetics of the amounts specified in
Section 4.4; provided that upon Connetics' request all Relaxin Materials and Product in Suntory's possession at the time of such termination shall be sold to Connetics at Connetics' Direct Cost.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Taxes, Tariffs, Fees. All Purchase Prices for the Relaxin Materials and/or the Product shall be exclusive of, and Suntory shall bear any export, import, sales, use or excise taxes, VAT, duties, tariffs, federal, state or local tax, or any other taxes levied on the sale, shipment or purchase of the Relaxin Materials and/or the Product pursuant to this Agreement, except any taxes based on Connetics' net income. Connetics shall be entitled to receive from Suntory, in cash, the exact amount specified in Sections 3.3 and 4.4 of this Agreement notwithstanding the effect of any and all withholding or other payments made by Suntory as a result of applicable tax laws of Japan and the U.S. Notwithstanding the foregoing, Suntory has the right to deduct from the payments set forth in Sections 3.3 and Royalties set forth herein any tax applicable to Connetics' income which Suntory is obliged to pay by Japanese tax law and according to the Tax Treaty between Japan and the United states; provided that Suntory shall provide Connetics with an appropriate tax receipt for the deducted amount which Connetics can present to its tax authority and sufficient for Connetics to receive the corresponding credit to which it is entitled.

         9.2 Currency of Payments. All amounts payable to Connetics by Suntory pursuant to this Agreement shall be made to Connetics in Dollars and by wire transfer to the U.S. bank account(s) specified by Connetics from time to time. The "Conversion Rate" from Yen to Dollars for amounts payable under this Agreement shall be the average of the conversion rates in effect as reported in the Wall Street Journal (Western Edition) on the last [1] business days of the quarterly period for which such payment is due. The amounts payable to Connetics for Stage 1 pursuant to Section 3.3 shall be converted as follows:

                  (i) first payment (i.e., [1] at the Conversion Rate prevailing on the date the payment is due, and [1] at said Conversion Rate but in no event greater than [1],

                  (ii) second payment (i.e., [1] at the Conversion Rate prevailing on the date the payment is due, and [1] at said Conversion Rate but in no event greater than [1], and

                  (iii) third payment (i.e., [1]) at a conversion rate of [1].

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

Failure by Suntory to timely render payments to Connetics of any amounts due hereunder shall be deemed a material breach of this Agreement.

         9.3 Compliance With Laws. In performing this Agreement, each Party shall comply with all applicable laws and government regulations at all times, including but not limited to any applicable laws and regulations of Japan and the U.S. regarding the export or re-export or release of technology and technical data.

         9.4 Dispute Resolution, Governing Law and Jurisdiction.

                  9.4.1 All disputes and conflicts arising from or relating to the subject matter of this Agreement shall be resolved pursuant to the procedures set forth in this Section 9.4. The Parties shall endeavor to resolve in good faith any disputes or conflicts arising from or relating to the subject matter of this Agreement, failing which either Party shall submit such conflict for resolution to the Chief Executive Officers (or the Executive Manager of the Pharmaceutical Divisions, or equivalent) of Suntory and Connetics. In the event the Chief Executive Officers of Suntory and Connetics are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, such conflict shall be submitted for mediation if mutually acceptable, or if not, then to arbitration in [1] administered by the American Arbitration Association ("AAA") in accordance with the then-current Commercial Arbitration Rules of the AAA by a panel of three (3) impartial arbitrators, one
(1) appointed by each Party and the third appointed by the other two (2) arbitrators (collectively, the "Arbitrators"). The Arbitrators shall apply the governing law. The judgment of the Arbitrators shall be final and binding on the Parties and enterable as a judgment by a court of competent jurisdiction.

                  9.4.2 This Agreement shall be governed, controlled, interpreted and defined by and under the laws of the State of New York and the United States without regard to that body of law known as conflicts of law; provided that issues relating to the validity and enforceability of Japanese patents shall be governed by the laws of Japan. The Parties specifically disclaim application of the Convention on Contracts for the International Sale of Goods to this Agreement.

         9.5 Section Headings; Controlling Language Version. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The controlling language version of this Agreement shall be the English language version of this Agreement.

         9.6 Notices. Any notice required or permitted by this Agreement shall be in writing and in English and shall be sent by prepaid registered or certified mall, return receipt requested, internationally recognized courier or personal delivery, addressed to the other Party at the address below or at such other address for which such Party gives notice hereunder.

----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                Connetics Corporation
                Attn: President and Chief Executive Officer
                3400 West Bayshore Road
                Palo Alto, CA 94303 U.S.A.


                Suntory Limited
                Attn: Executive Manager, Pharmaceutical Division
                Garden Court, 8th Floor
                4-1 Kioicho, Chiyoda-ku
                Tokyo 102-0094 Japan


Such notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

         9.7 Force Majeure. Neither Party shall be considered in default of performance of its obligations under this Agreement, except any obligation hereunder to make payments when due, to the extent that performance of such obligations is delayed by force majeure or contingencies or causes beyond the reasonable control of such Party or its suppliers, including but not limited to strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions, failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the nonperforming Party.

         9.8 Nonassignability and Binding Effect. Each Party agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except in connection with the sale of all or substantially all of the assigning Party's related business. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to, the benefit of the Parties hereto, their successors and assigns; except that upon any attempted assignment contrary to the provisions of this
Section 9.8, either Party may terminate this Agreement immediately upon notice to the other Party.

         9.9 Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The Parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the Parties.

         9.10 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless agreed in writing by the Party to be charged. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

         9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         9.12 Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, between Connetics and Suntory with respect to such subject matter. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

         9.13 Independent Contractors. The Parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties and neither Party shall have any authority to bind the other Party or incur any obligation on the other Party's behalf.


         The undersigned have executed this Agreement on behalf of Suntory and Connetics, as applicable, effective as of the Effective Date.

CONNETICS CORPORATION                       SUNTORY LIMITED
("Connetics")                               ("Suntory")



By:/s/ Thomas G. Wiggans                    By:/s/ Terumi Nakajima
   -----------------------------               ---------------------------------

Name:    Thomas G. Wiggans                  Name:    Terumi Nakajima
     -----------------------------               -------------------------------

Title:  President and CEO                   Title:  Executive Manager
      -----------------------------               ------------------------------

                                    EXHIBIT A

                            RELAXIN SPECIFICATION [1]

                                  CONFIDENTIAL


----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                    EXHIBIT A

                      RELAXIN SPECIFICATION (CONTINUED) [1]

                                  CONFIDENTIAL


----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

\
                                   EXHIBIT B-1

                               RELAXIN PATENTS [1]


----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                   EXHIBIT B-2

                            CORE RELAXIN PATENTS [1]


----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.

                                    EXHIBIT C

                              THIRD PARTY LICENSES



1. Grant by the Howard Florey Institute of Experimental Physiology and Medicine ("HFI") to Genentech, Inc. ("GNE") of an exclusive, worldwide license to certain patents and know-how owned by HFI pertaining to the hormone(s) known as Relaxin pursuant to the License Agreement made on December 31, 1982 and re-executed as amended and varied as of June 30, 1987 (the "HFI/GNE Agreement").

2. Grant by Genentech, Inc. to Connetics ("CNCT") of an exclusive, worldwide license to certain patents and know-how owned by Genentech pertaining to the hormone(s) known as Relaxin and an exclusive sublicense under its license from HFI pursuant to the License Agreement, effective September 27, 1993, as amended July 14, 1994 (the "GNE/CNCT Agreement").

3. Grant by Genentech, Inc. to Connetics of an exclusive license to make, use and sell Relaxin in the territory of Japan, the Republic of Korea and the Republic of China (the "Asia Territory") relinquished and returned to Genentech by Mitsubishi Chemical Corporation (formerly Mitsubishi Kasei Corporation; "MCC"), pursuant to an agreement dated April 1, 1996 (the "MCC/GNE/CNCT Agreement").

4. Agreement between the Howard Florey Institute of Experimental Physiology and Medicine and Connetics with regard to payment terms and obligations pursuant to Section 4.1.1 (as amended by Paragraph 26) of the GNE/CNCT Agreement and Clauses 5.1 and 5.2 of the HFI/GNE Agreement (the "HFI/CNCT Agreement").

5. Side Agreement between the Howard Florey Institute of Experimental Physiology and Medicine, Suntory and Connetics providing for survival of sublicense in event of reversion (the "HFI/SUNTORY/CNCT Agreement").

6. Side Agreement between Genentech, Inc., Suntory and Connetics providing for survival of sublicense in event of reversion (the "GNE/SUNTORY/CNCT Agreement").

                                    EXHIBIT D

               SUNTORY'S PRELIMINARY FIVE YEAR SALES FORECAST [1]


----------

[1] Confidential treatment has been requested for the language which has been omitted. All such material has been filed separately with the SEC.